1. Name and Address of Reporting Person
   Kraus, Joseph M.
   77 GROVE STREET
   RUTLAND, VT 05701-
2. Issuer Name and Ticker or Trading Symbol
   Central Vermont Public Svc (CV)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   1/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President, Corporate
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock - $6 Par Value        12/31/2002 R             138         A      $0.0000                     D
                                                                               <F1>
Common Stock - $6 Par Value        01/13/2003 M             5034        A      $18.0650                    D
Common Stock - $6 Par Value        01/13/2003 F             -2059       D      $18.0650   8903             D
Common Stock - $6 Par Value        12/31/2002 R             4           A      $0.0000    159              I           ESOP
                                                                               <F2>
Common Stock - $6 Par Value        12/31/2002 R             8           A      $0.0000    266              I           ESIP (401-K)
                                                                               <F2>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option - $10.5625                                             05/04/2009 Common                      5000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $10.75                                               05/02/2010 Common                      7700     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $11                                                  05/07/2007 Common                      6500     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $13.5625                                             05/02/2005 Common                      3000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $14                                                  05/07/2006 Common                      3550     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $14.625                                              05/05/2008 Common                      8000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $16.105                                              05/01/2011 Common                      5900     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $18.4375                                             05/03/2004 Common                      3000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $19.075                                              05/07/2012 Common                      6200     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $24.3125                                             05/04/2003 Common                      1500     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value

Explanation of Responses:

<F1>
Shares acquired through reinvestment of dividends in Dividend Reinvestment Plan at prices ranging from $16.605 to $17.875 per share.
<F2>
Shares acquired through reinvestment of dividends in the Company's ESIP/401(k) at prices ranging from $16.605 to $18.225. ESOP no longer accepts contributions.

SIGNATURE OF REPORTING PERSON
/s/ Joseph M. Kraus

DATE
01/15/2003